EXHIBIT 23.1
                                                                    ------------



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EMCOR Group, Inc. Executive Stock Bonus Plan, and the Stock Option Agreements dated as of January 4, 1999, May 5, 1999, January 3, 2000, January 2, 2001, December 14, 2001, January 2, 2002, June 19, 2002,
October 25, 2002, January 2, 2003, February 27, 2003 and January 2, 2004, and the 2003 Non-Employee Directors' Stock Option Plan and the 2003 Management Stock Incentive Plan of our report dated February 21, 2003, with respect to the consolidated financial statements and schedule of EMCOR Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.




Stamford, Connecticut                           /s/ Ernst & Young LLP
February 18, 2004